Exhibit 99.1

American Ecology Announces Slate of Board Nominees

Annual Meeting to be held May 22, 2008

BOISE, ID—April 7, 2008 — American Ecology Corporation (NasdaqGS: ECOL) today announced the slate of Board of Directors nominees that will stand for election at the Company’s 2008 Annual Meeting, scheduled for May 22, 2008. Joining existing directors Roy C. Eliff, Edward F. Heil, Jeffrey S. Merrifield, John W. Poling, and Chairman and Chief Executive Officer Stephen A. Romano will be new nominees Victor J. Barnhart and Joe F. Colvin.

“We are extremely pleased to attract nominees with the industry stature of Vic Barnhart and Joe Colvin,” said Ed Heil, the Board’s Lead Director and Chairman of its Corporate Governance Committee. “Both have a broad nuclear industry background and knowledge of the radioactive and hazardous waste industries. They also bring a wealth of executive management and corporate board experience, which should serve stockholders well as we continue to focus on growth.”

Vic Barnhart, age 65, is a consultant to nuclear service and chemical companies on operations, strategic planning and acquisitions. Mr. Barnhart has over 20 years of senior executive experience in nuclear fuel cycle facility operations, environmental remediation, hazardous and radioactive waste management and industrial and chemical plant services. He served as President and CEO of a number of Waste Management Inc. companies including NSC Corporation, Rust Remedial Services, Chem-Nuclear Systems and The Brand Companies. Before then he held management positions with Westinghouse Electric and Nuclear Fuel Services-Getty Oil. He has served on the boards of The Brand Companies, NSC Corporation and OHM Corporation.

Joe Colvin, age 65, is a former senior executive with over 40 years of experience in the nuclear energy field. Mr. Colvin serves on the Board of Directors of Cameco Corporation, the world’s largest uranium producer, and is a director for the American Nuclear Society. He is President Emeritus of the Nuclear Energy Institute, Inc. (NEI), previously serving as NEI’s President and CEO, and Executive Vice President and COO before that. Mr. Colvin also held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations. He served 20 years as a line officer with the U.S. Navy nuclear submarine program.

The new directors will replace Kenneth C. Leung and Richard T. Swope, who will not be standing for reelection in May. The number of American Ecology directors is intended to remain at seven.

Annual Meeting of Stockholders
American Ecology’s annual meeting of stockholders will take place on May 22, 2008 at 8:00 a.m. at the offices of Stoel Rives LLP, 101 South Capitol Boulevard, Suite 1900 in downtown Boise, Idaho.

Additional Information And Where To Find It
While the Company does not believe that this communication constitutes solicitation material with respect to the Company’s solicitation of proxies for its 2007 annual meeting of stockholders, this communication may be deemed to be solicitation material. The Company will file a proxy statement in connection with its 2007 annual meeting of stockholders. The Company’s stockholders are strongly advised to read that proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Company’s web site at http://www.americanecology.com or by writing to American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706, Attention: Corporate Secretary.

About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

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